Exhibit 10.58

TERMS AND CONDITIONS OF SALE

Committed Alliance-Sole Source Agreement

This Compliant Alliance-Sole Source Agreement (“Agreement”) is entered into as of the 30th day of September, 2003, (“Effective Date”) by and between Siemens Medical Solutions USA, Inc., a Delaware corporation, with offices at 51 Valley Stream Parkway, Malvern, Pennsylvania 19355 (“Siemens” or “SMS”) and Molecular Imaging Corporation, (formerly, Mobile PET Systems, Inc.) with offices at 2150 W. Washington Street, Suite 110, San Diego, California 92110, on behalf of and together with itself, its subsidiaries and affiliates (“MIC”).

Preamble:

MIC has secured and plans to continue to secure contracts with hospitals, other healthcare providers, and mobile medical service providers (collectively, the “Sites”) and wishes to formalize a committed purchasing agreement for certain diagnostic imaging equipment (“Equipment”), as described in Exhibit A.

SMS is a manufacturer and marketer of medical device equipment, including, without limitation, the Equipment, and wishes to enter into an agreement with MIC pursuant to which MIC, from time to time, will purchase Equipment from SMS.

1.    Scope of Services:

A.    MIC has represented that it and its subsidiaries and affiliates are qualified and desire to purchase Equipment from SMS under the terms of this Agreement. During the term of this Agreement, MIC agrees that SMS will be the supplier of at least eighty (80%) percent of the annual expenditures by MIC (including MIC’s subsidiaries and affiliates) for Equipment listed on Exhibit A. Compliance with this commitment will be measured over a twelve (12) month period (“contract year”) and the first contract year will commence as of the Effective Date of this Agreement; provided, however, MIC and SMS agree that the two units of Equipment ordered prior to the Effective Date shall count towards all compliance obligations hereunder. As consideration for this commitment, SMS has offered to MIC substantial pricing and terms for the Equipment as well as other value added services. MIC has agreed that not less than twelve (12) units of Equipment are to be delivered to MIC or its subsidiaries and affiliates during the term of this Agreement; subject to (i) the mutual agreement of MIC and SMS that such Equipment will be used in a mobile route or fixed site which is supported by a viable business opportunity and (ii) such Equipment is financed by SMS or a third party on terms which are satisfactory to MIC in its reasonable discretion. These twelve units will be included in the calculation of MIC’s compliance obligations. In addition to Equipment, MIC and its subsidiaries and affiliates may also obtain upgrades and accessories for the Equipment, and post-warranty service agreements for the Equipment, under the terms of separate agreements to be negotiated in good faith by the parties.

B.    SMS will look to MIC, or its subsidiary or affiliate executing the purchase order for such Equipment, as applicable, for payment on any purchase, lease or other acquisition of Equipment or service, unless MIC and SMS have otherwise agreed to the contrary. All transactions arising under the terms of this Agreement shall reference this Agreement on their documentation to assure proper credit is allocated to MIC.

C.    Equipment initially offered hereunder is listed on Exhibit A to this Agreement. There may be additions to or deletions from Exhibit A from time to time during the term of this Agreement, upon mutual consent of the parties. The terms and conditions governing post-warranty service initially offered hereunder are contained in Exhibit B to this Agreement and, upon MIC’s execution of a mutually agreed upon final master service agreement, the post-warranty service obligations contained therein shall remain in full force and effect for the life of the service agreement. MIC and SMS shall use commercially reasonable efforts to mutually agree upon a form of service agreement within thirty (30) days after the Effective Date of this Agreement.

D.    The fixed discount percentages for the Equipment as of the Execution Date and for the term of the Agreement are set forth on Exhibit A. The parties understand and agree that during the term of this agreement, Siemens may change its list prices and that the agreed discounts will then be taken off the then-current list price in effect at the time the order is accepted; provided, however, during the term of the Agreement the prices for the Equipment and hardware/ software/firmware upgrades for the first twelve (12) units purchased hereunder shall not be greater than the price for such Equipment as of the Execution Date.

E.    SMS has the capability to offer financing and leasing programs through its own initiatives as well as through programs offered by SMS’ subsidiaries and affiliates. SMS agrees to make such programs available to MIC, but it is the decision of MIC whether to participate in such financing or leasing programs. If MIC wishes to lease through SMS, MIC understands and agrees that it will need to carry a mutually agreed upon service agreement with SMS for the life of the lease. If MIC does not lease through SMS or purchases the Equipment from SMS, MIC shall not be required to enter into a service agreement.

F.    Advances in the medical device industry may occur in intervals that are shorter than the buying cycle for MIC. SMS has agreed to provide certain protection to MIC pursuant to this Agreement against changes in technology and functionality, which may occur between the time the order for Equipment is placed, and the agreed delivery date for such Equipment. If, after order acceptance and more than one hundred twenty (120) days prior to the order delivery date, SMS introduces new or upgraded hardware, software or firmware for purchased or leased Equipment, MIC shall have the opportunity to adjust the order for Equipment to incorporate the newer version. This is applicable to all Equipment orders except those orders that require non-standard configurations or which are designed to meet purchaser’s specifications.

2.    Term of Agreement:

A.    Unless terminated as otherwise provided, this Agreement shall commence as of the Effective Date and continue in effect for a period of sixty (60) months (“Terms”). Thereafter, the Term may be extended, upon mutual agreement of the parties, for the additional periods (“Renewal Term”). This Agreement may be terminated by either party upon not less than ninety (90) days prior written notice, effective as of the end of the Term or any Renewal Term.

A.    Either party may terminate this Agreement upon written notice to the other if there has been a material misrepresentation or a material breach of a material warranty or covenant on the part of the other party, which default or breach has not been cured (or substantial steps have not been taken towards effecting a cure) within thirty (30) days of the date on which the breaching party receives written notice from the non-breaching party detailing the nature of the breach or representation.

C.    SMS may terminate this Agreement effective immediately upon written notice to MIC if MIC shall file for bankruptcy, be adjudicated bankrupt, take advantage of applicable insolvency laws, make an assignment for the benefit of its creditors, be dissolved, or have a receiver appointed for its property and such filing or adjudication is not dismissed within thirty (30) days after receipt of SMS’ notice of termination. MIC may terminate this Agreement effective upon written notice to SMS if SMS shall file for bankruptcy, be adjudicated bankrupt, take advantage of applicable insolvency laws, make an assignment for the benefit of its creditors, be dissolved, or have a receiver appointed for its property and such filing or adjudication is not dismissed within thirty (30) days after receipt of MIC’s notice of termination. If MIC or any affiliate or subsidiary of MIC shall become bankrupt or insolvent prior to the time the full cost of any Equipment is fully paid for, SMS shall have the right, but not the obligation, to remove such unpaid-for Equipment; provided, however, that SMS’ election to remove such unpaid-for Equipment shall not affect SMS’ right, if any, to recover any balance due to SMS or pursue any other rights, if any, that SMS may have against MIC, or such affiliate or subsidiary.

3.    Terms and Conditions:

A.    During the term of this Agreement, the purchase or lease of Equipment or the provision of Services shall be subject, respectively, to the SMS Standard Terms and Conditions of Sale, the SMS Standard Lease Terms and Conditions, or the SMS Service Agreement Terms and Conditions, each as is in effect as of the date of such purchase, lease or service agreement execution. A copy of the SMS Standard Terms and Conditions of Sale in effect as of the Execution Date of this Agreement is attached hereto as Exhibit D, and the parties understand and agree that, from time to time and in the ordinary course of business, SMS may amend its Standard Terms and Conditions of Sale. Should such amendment occur during the Term, SMS shall advise MIC in writing, providing a copy of the amended terms and conditions of sale for review.

If MIC does not object to any of the amended terms and conditions, the amended SMS Standard Terms and Conditions of Sale shall replace Exhibit D thirty (30) days after receipt of such copy by MIC. In the event of a conflict with or inconsistency between this Agreement and the SMS Standard Terms and Conditions of Sale then in effect, the terms of this Agreement shall prevail.

4.    Value Added Programs:

A.    In order to assist MIC in its commitment to provide cost-effective, quality services to MIC customers, SMS will offer certain value added programs and services, descriptions of which are attached hereto as Exhibit C, and incorporated herein by reference, to MIC, as mutually agreed by SMS and MIC (“VAP”).

5.    Confidentiality:

The parties to this Agreement concur that the terms and conditions of this Agreement, including all Exhibits thereto, and documents relating to performance of activities pursuant to this Agreement, and any information disclosed from one party to the other in conjunction with this Agreement, is considered to be proprietary and confidential information, the disclosure of which would cause irreparable harm. Therefore, SMS and MIC agree not to disclose, and will cause their affiliates, employees, servants, and agents not to disclose, the contents of this Agreement or any other materials or information disseminated in conjunction with this Agreement, the documents relating to activities pursuant to this Agreement and VAP without first obtaining the prior written consent of the other party; provided however, disclosure may be made if required by law.

6.    Indemnification:

A.    SMS shall indemnify, defend and hold harmless MIC and its respective directors, officers, employees and agents from and against any and all claims, demands, actions, losses, expenses, damages, liability, costs and judgments arising out of bodily injury, property damage or any other damage or injury caused by any defect in the Equipment provided by SMS hereunder to the extent such damage or injury is not caused or contributed to by the negligence or misconduct of the party seeking such indemnification.

B.    SMS shall have no liability for any claim based upon or any damages attributable to (i) use of other than an unaltered current release of the Equipment, to the extent such claim or damage would have been avoided by use of an unaltered current release of the Equipment, (ii) use of Equipment in other than the operating environment specified to MIC, to the extent such claim or damage would have been avoided by use of the Equipment in the specified operating environment or (iii) combination, operation or use of the Equipment with equipment, programs or data, or for use in a manner not approved by SMS, to the extent such claim or damage would have been avoided by the absence of such non-SMS supplied or approved equipment, program, data or use.

C.    MIC shall indemnify and hold harmless SMS, its directors, officers, agents and employees, from and against any and all claims, demands, losses, actions, expenses, damages, liabilities, costs and judgment arising out of bodily injury, property damage or any other damage or injury, caused by any action of MIC, its servants, agents or employees, or, to the extent appropriate under the specific transactions contemplated hereunder with various Sites, caused by any action of the Site, its respective servants, agents or employees, in connection with the use or repair of the Equipment, including without limitation, any professional medical liability arising as a result of the operation of the Equipment, to the extent such damage or injury is not caused or contributed to by the negligence or misconduct of the party seeking such indemnification.

7.    Dispute Resolution: In an effort to effectively and economically manage the resolution of any disagreement which might arise during the term of this Agreement with respect to the obligations of the parties hereunder, the parties agree to appoint a representative with decision-making authority to meet and discuss the areas in dispute. If after good faith negotiations, the representatives are not able to resolve the disagreement to their mutual satisfaction, the disagreement shall be submitted to executives of the respective entities (Vice Presidential level or higher) for resolution. If the executives are unable to resolve the disagreement, the matter may be submitted to mediation or resolved through alternate dispute resolution. Should any party believe the dispute is not suitable for mediation or alternate dispute resolution, or if such techniques do not produce results satisfactory to the disputants, either party may proceed with litigation thereafter.

8.    Miscellaneous:

A.    This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without giving effect to its conflict of laws provisions.

B.    This Agreement is not assignable by either party without the prior written consent of the other, provided, however, that SMS may assign any of its obligations to a subsidiary or affiliate upon notice to the other party.

C.    Nothing in this Agreement shall be considered to create the relationship of employer/employee between SMS and MIC, nor will a partnership or joint venture be formed as a result of the relationships described in this Agreement. The parties are, and will remain, independent contractors and neither will have the ability to act for or bind the other. No employee, agent or representative of a party will be considered to be an employee, agent or representative of the other.

D.    This Agreement, the Exhibits thereto, and any ancillary documents needed to complete the transactions contemplated herein, constitutes the entire understanding between the parties relating to the subject matter of this Agreement, and may only be amended in a writing signed by each party which states that such writing is an amendment to this Agreement.

E.    A party shall be excused from its performance hereunder, or from any obligation contained in this Agreement or any ancillary documentation other than the obligation of payment, to the extent performance is prevented or delayed by reason of any circumstance beyond the reasonable control of the party affected (“force majeure”). If either party is faced with a force majeure event, the affected party shall immediately notify the other of the occurrence thereof and the affected party shall, if practicable under the specific circumstances, have the right to perform within a reasonable time after the force majeure event is over.

F.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The parties represent that each has the requisite approvals necessary to enter into this Agreement and perform its obligations hereunder.

G.    When any notice is required or permitted to be given under any provision of this Agreement, such notice shall be made in writing and signed by or on behalf of the party giving such notice to the address below, mailed certified mail, postage prepaid, return receipt requested, or sent by nationally recognized overnight courier and addressed to the party to whom such notice is to be given at the addresses set forth below (or such other address as may be provided by a party through written notice as set forth herein. Notices are considered delivered on the post-marked date or the date delivered to a courier for next workday delivery.

To SMS:	To MIC:

Siemens Medical Solutions USA, Inc.	Molecular Imaging Corporation
51 Valley Stream Parkway	2150 W. Washington Street, Suite 110
Malvern, PA 19355	San Diego, CA 92110
Attention: Vice President, G&NA	Attention: Mr. Paul J. Crowe
Copy to: Associate General Counsel

H.    During the term of this Agreement, without the prior written consent of the other party, and such consent will not be unreasonably withheld or delayed, neither party shall attempt to hire any person who is employed by the other party; assist in the hiring by any other entity or person of any person who is at the time employed by the other party; or encourage any such employee to terminate his or her relationship with the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written

SIEMENS MEDICAL SOLUTIONS USA, INC.		MOLECULAR IMAGING CORPORATION

By:	/s/ LES FRIEND	By:	/s/ PAUL J. CROWE

	Name: Les Friend		Name: Paul J. Crowe
	Title: VP Strategic National Accounts		Title: Chief Executive Officer